EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made and dated as of July 22, 2025, between Steve Rubakh ("Employee") and MedWell Ai, Inc. (the "Employer" or "Company"). This Agreement shall be hereinafter referred to as the "Employment Agreement".

W I T N E S S E T H:

WHEREAS, the Employer and Employee mutually desire to enter into this Employment Agreement with respect to Employee's employment by the Employer;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Employer and Employee hereby agree as follows:1. Employment of Employee.

The Employer hereby employs Employee as its CEO of MedWell Ai, Inc, Inc for the Employment Period defined below. Employee hereby accepts such employment with the Employer upon the terms and conditions hereinafter set forth.

2. Employment Period.

Subject to the earlier termination as provided in section 5, the term of Employee's employment under this Agreement shall commence upon (i) the approval of the board of directors of the Employer (the "Board") of the Employee’s Employment Agreement, and (ii) execution hereof (the "Commencement Date"), and shall continue for a period of five (5) years (the "Initial Employment Period"), unless sooner terminated as hereinafter provided.

3. Duties, Responsibilities and Assignment.

3.1. General. During the Employment Period, Employee shall have the title of CEO and President. Employee understands that he will be responsible for overseeing the Company’s streaming video operations consisting of technology and software development, licensing, content acquisition, strategic relationships, sales, set top box manufacturing, sales personnel and industry events which the Company may participate or present its products. Employee shall devote such amount of his business time and expend his efforts, energies, and skills to the Employer as is reasonably necessary to fulfill his duties hereunder. At no time shall the Employee engage in the sales or representation of any other competing streaming video technology, systems, or products.

4. Compensation and Related Matters.

4.1 For each of the twelve-month periods during the Employment Period, commencing with the twelve-month period beginning on the Commencement Date (each such period, an "Employment Year"), the Employer will compensate Employee for services to be rendered by Employee hereunder at the per annum rate of Two Hundred Fifty Thousand dollars and 00/100 ($250,000.00) (the "Base Compensation"), payable in accordance with the Employer's customary payroll practices as in effect from time to time. The Base Compensation may be increased as and whenever determined in the sole discretion of the Board. Employee shall be entitled to health insurance during his employment with the Company.

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a. Salary. Employee shall be paid a salary on weekly basis upon execution of contract.

b. Additional Compensation. Quarterly bonus of $100,000.

4.2 Securities Law Compliance. Employee acknowledges and understands that (a) none of the Options (or the shares underlying the Options) have been registered under the Securities Act of 1933, as amended, or under the securities laws of any jurisdiction, including the State of PA, (b) the Shares and the Options (and the shares underlying the Options) are subject to restrictions on transfer, and Employee may have to hold such securities for an indefinite period of time, (c) the Company is in the early stage of development and an investment in the securities of the Company poses a substantial degree of risk, and (d) there is no public market for the securities of the Company and there can be no assurance that a market will develop. Employee agrees that he will be responsible for all tax consequences associated with the grant, vesting or exercise of the Options.

4.3. Expense Reimbursement. Employee will be reimbursed for reasonable expenses approved in advance and in writing by the Company. Employee will receive $.50 per mile for the use of his vehicle for business related travel only.

4.4. Vacation. Employee shall be entitled, for the Term hereof, to three (3) weeks per year. Any vacation time during a calendar year not taken by Employee during such year shall be forfeited.

4.5. Office Space; Resources. The Company shall provide Employee with sufficient office space, furnishings, equipment, computer resources, and supplies considered reasonable and necessary for Employee to carry out his duties.

4.6 The Employee shall be entitled to take seven (7) sick days per year, for which the Employee shall be compensated by the Company as provided hereunder.

5. Termination of Employment Period.

5.1. Termination of Employee for Cause. During the Initial Employment Period the Company shall have the right to terminate Employee's employment only for Cause or for Reason or Disability (as defined in Section 5.3 hereof). After the Initial Employment Period, Employee shall be considered an at-will employee and may be terminated by the Company for any reason. In the event of termination of Employee's employment for Cause or for Reason, Employee shall be entitled to full payment of entire contract within thirty (30) days of such termination, of Employee's Base Compensation and any accrued and unused vacation, each as accrued through the date of such termination, and any reimbursements or other allowances or bonuses due to Employee as of the date of such termination.

5.2 Death or Disability. If the Company terminates Employee's employment because of Disability (as defined in Section 5.3 hereof), Employee shall be entitled only to the payment of full contract, within thirty (30) days of such termination, of Employee's Base Compensation and any accrued and unused vacation, each as accrued through the date of such termination, and any reimbursements or other allowances or bonuses due to Employee as of the date of such termination.

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5.3. Definitions. For purposes of this Section 5:

(a) "Cause" means any of: (i) willful misconduct in the performance of Employee's duties, (ii) fraud, embezzlement, dishonesty or theft by Employee in connection with his duties or in the course of his employment with the Company, (iii) Employee's conviction of, or plea of nolo contendere to, a felony or an act of moral turpitude, (iv) any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company, (v) any breach of confidentiality or any other material breach of this Agreement or any Employment-Related Agreement, or (vi) any other intentional misconduct by Employee which may reasonably be expected to have a material adverse effect on the business or affairs of the Company.

(b) "Disability" means Employee becoming incapacitated or unable to perform his duties under this Agreement by reason of injury or illness, in the opinion of a qualified physician reasonably acceptable to the Company, which incapacity or inability continues for more than ninety (90) consecutive days during any period of one hundred eighty (180) days.

5.4. Death. The Employment Period shall end on the date of Employee's death. In the event that that the Employment Period ends due to the Employee's death, the Employee's estate shall be entitled to full payment of contract (30) days of the Employee's death, of Employee's Base Compensation and any accrued and unused vacation, each as accrued through the date of the Employee's death, and any reimbursements or other allowances or bonuses due to Employee as of the date of the Employee's death.

5.5. Any termination under this Section 5 shall act as a notice of non-renewal of this Agreement.

6. [RESERVED]

7. [RESERVED]

8. Confidentiality.

Unless otherwise required by law or judicial process, Employee shall retain in confidence during the Employment Period and after termination of Employee's employment with Employer pursuant to this Agreement all confidential information known to Employee concerning Employer and its businesses. The obligations of Employee pursuant to this Section 7 shall survive the expiration or termination of this Agreement.

9. Non Competition and Non Solicitation

9.1 During the Term of this Agreement, Employee shall not directly or indirectly, whether by way of employment, consulting, advising, ownership, partnership, joint venture, or other method, engage in any Competitive Activity (as defined below). "Competitive Activity" shall include business activity which is the same as or substantially similar to or is or would be competitive with the business activity in which Employer is engaged.

9.2 During the Employment Period and for a period of one year thereafter (the “Non solicitation Period"), Employee shall not directly or indirectly solicit to enter into the employ of any other competitive Entity, or hire, any of the employees of Employer. During the Employment Period, and for a period of one year thereafter, Employee shall not, directly or indirectly, solicit, hire, or take away or attempt to solicit, hire, or take away (i) any customer or client of Employer or (ii) any former customer or client (that is, any customer or client who ceased to do business with Employer during the three (3) years immediately preceding such date) of Employer or encourage any customer or client of Employer to terminate its relationship with Employer without Employer's prior written consent. The obligations of Employee pursuant to this Section 9 shall survive the expiration or termination of this Agreement.

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10. [RESERVED]

11. Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

12. Miscellaneous.

12.1. Notices. Any notice, consent, or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally delivered or sent by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer: sr@medwellinc.com

If to Employee: sr@integratedventures.io

12.2. Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Employee) such amounts for income tax, social security, unemployment compensation, and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

12.3. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of PA, without reference to the principles of conflicts of laws therein. Any dispute shall be subject to the exclusive jurisdiction of the federal and state courts of the state of Philadelphia, PA County.

12.4. Headings. All descriptive headings in this Agreement are inserted for convenience only, and shall be disregarded in construing or applying any provision of this Agreement.

12.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

12.6. Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

12.7. Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employer and Employee with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to Employer or its several businesses, or relating to Employer's assets, liabilities, operations, future plans, or prospects have been made by or on behalf of Employer to Employee. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

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12.8. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void, or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full force and effect, without regard to the invalidity or unenforceability is such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MedWell Ai, Inc

By:	/s/ Steve Rubakh
Steve Rubakh,
CEO

Employee

By:	/s/ Steve Rubakh
Steve Rubakh

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